EXHIBIT 21

LIST OF SUBSIDIARIES OF
CAPSTEAD MORTGAGE CORPORATION

At December 31, 2004 the subsidiaries of Capstead Mortgage Corporation were as follows:

State of
Domicile

PARENT COMPANY
SUBSIDIARY

Capstead Mortgage Corporation (“CMC”)	Maryland
Capstead Capital Corporation	Delaware
Capstead Securities Corporation IV	Delaware
CMC Securities Corporation I	Nevada
CMC Securities Corporation III	Delaware
CMC Securities Corporation IV	Delaware
CMCP Properties, Inc.	Delaware
CMCP – Roswell LLC (1)	Delaware
CMCP – Williamsburg LLC (1)	Delaware
CMCP – Pinecastle LLC (1)	Delaware
CMCP – Montrose LLC (1)	Delaware
CMCP – Texas, Inc. (1)	Delaware
CMCP – Club Hill L.P. (2)	Texas
CMCP – Florida SPE, Inc. (1)	Delaware
CMCP – Island Lake LLC (3)	Delaware
Capstead Inc.(4)	Delaware

(1)	CMC Properties, Inc. owns 100% of the indicated entity.

(2)	CMCP Properties, Inc. owns 99.99% of the indicated entity with the remainder held by CMCP – Texas, Inc.

(3)	CMCP – Florida SPE, Inc. owns 100% of the indicated entity.

(4)	CMC owns all of the issued and outstanding preferred stock representing 98.5% of the indicated entity.